Exhibit 99.2

Gynecologic Oncology Publishes New Clinical Study Showing Positive Performance of OVA1,

Vermillion’s Ovarian Cancer Test

OVA1 Performance in Early-Stage Ovarian Cancer and Premenopausal Women Further Validates its Clinical Utility for Pre-Surgical Assessment of Ovarian Tumors

AUSTIN, Texas — November 28, 2012 — Gynecologic Oncology, the prestigious medical journal of the Society for Gynecologic Oncology, has published the second prospective clinical study of OVA1® which demonstrated the positive performance of the multi-biomarker test in the triage of early-stage ovarian cancer.

Vermillion, Inc. (NASDAQ: VRML), the molecular diagnostics company which developed and currently markets the test, had reported positive top-line results of the study in July. Referred to as “OVA500,” the study confirms and extends the findings of the first OVA1 pivotal study published last year in Obstetrics & Gynecology by Dr. Fred Ueland of the University of Kentucky.

The OVA500 results were published online by Gynecologic Oncology on November 22 in the article, “Ovarian Malignancy Risk Stratification of the Adnexal Mass Using a Multivariate Index Assay.” The article was authored by Dr. Robert E. Bristow, the director of Gynecologic Oncology Services at UC Irvine Healthcare and former director of gynecologic oncology at Johns Hopkins.

The multi-center study investigated OVA1 performance in the pre-surgical detection of malignancy among 494 women prospectively enrolled from non-gynecologic oncology practices. Sensitivity across all types of ovarian cancers was 96% when OVA1 was added to routine clinical assessment, and this result was nearly identical to the first pivotal study. Importantly, within the test group OVA1 identified 83% of cancers missed by clinical assessment and 71% of cancers missed by CA125.

“The publication of the OVA500 study advances our strategic plan to increase physician adoption and payer coverage, leading to incorporation of OVA1 into the standard of care for ovarian cancer,” said Bruce A. Huebner, Vermillion’s interim CEO. “The publication of a second independent prospective, multi-center study such as this is considered critically important by many doctors, payers and professional societies. Test data generated from nearly 500 patients enrolled at 27 centers, including 17 new sites, demonstrated the robust performance of OVA1 across diverse geographic settings.”

“Both our initial clinical study and OVA500 showed that all combined modalities used in routine clinical assessment failed to predict cancers at a rate of more than 24%. But when adding OVA1, the rate of cancers missed was little more than 4% in each study,” continued Huebner. “Now more than ever, we believe the evidence warrants that OVA1 be incorporated into a standardized pre-surgical assessment of adnexal masses.”

Dr. Bristow commented: “New tools for the sensitive detection and referral of ovarian cancer are badly needed, given the more than 15,000 women who die every year from this disease in the U.S. The OVA500 study confirmed in a new patient cohort that about 96% of malignancies were detected by adding OVA1 to clinical assessment, and these included 91% of early-stage disease and 94% of premenopausal cancers. At the same time, the majority of subjects with benign disease were classified as low risk, with 98% of negative tests resulting in a benign pathology finding. Thanks to diagnostic advances like OVA1, there is real hope that the majority of women with ovarian cancer will undergo surgery by a qualified gynecologic oncologist, which is one of the most powerful determinants of survival.”

The OVA500 study abstract and publication is available here.

OVA500 Study Summary:

Results (N=494) [1]	Clinical Impression (CI)	CA125-II	OVA1	OVA1 & CI
Sensitivity %	73.9	73.9	92.4	95.7
Specificity %	92.5	94.5	53.5	50.7
PPV %	69.4	75.6	31.3	30.8
NPV %	93.9	94.1	96.8	98.1
% Cancers Missed	26.1	26.1	7.6	4.3

First OVA1 Study Summary:

Results (N=516) [2]	Clinical Impression (CI)	CA125-II	OVA1	OVA1 & CI
Sensitivity %	75.1	68.9	92.5	95.6
Specificity %	79.1	83.7	42.8	34.6
PPV %	62.0	65.2	42.3	39.8
NPV %	87.5	85.8	92.7	94.6
% Cancers Missed	24.9	31.1	7.5	4.4

References:

1.	Bristow, et al., Gynecologic Oncology, November 2012

2.	Ueland FR, DeSimone CP, Seamon LG, et al. ObstetGynecol. 2011;117(6):1289-1297.

About Gynecologic Oncology

Gynecologic Oncology is the official publication of Society for Gynecologic Oncology, and has been recognized as having the highest impact factor rating of all journals worldwide that publish research on gynecological cancer.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statements

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty of finding a suitable successor chief executive officer; (7) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (8) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through EDGAR at www.sec.gov.

Investor Relations Contact:

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